Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2016
SECOND QUARTER ENDED AUGUST 1, 2015

Consolidated Results

Second Quarter

Sales

Second quarter net sales increased 7% to $656 million in Fiscal 2016 from $615 million in Fiscal 2015. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	2nd Qtr	2nd Qtr
Same Store Sales:	FY16	FY15
Journeys Group	3%	5%
Schuh Group	7%	(1)%
Lids Sports Group	6%	(3)%
Johnston & Murphy Group	8%	2%
Total Genesco	5%	1%

	2nd Qtr	2nd Qtr
Comparable Direct Sales:	FY16	FY15
Journeys Group	21%	31%
Schuh Group	20%	14%
Lids Sports Group	39%	10%
Johnston & Murphy Group	19%	2%
Total Genesco	26%	13%

	2nd Qtr	2nd Qtr
Same Store and Comparable Direct Sales:	FY16	FY15
Journeys Group	4%	5%
Schuh Group	8%	1%
Lids Sports Group	8%	(2)%
Johnston & Murphy Group	10%	2%
Total Genesco	7%	2%

Through August 29, 2015, combined comparable sales for August increased 6%; same store sales increased 4% and direct sales increased 23% on a comparable basis.

Exhibit 99.2

Gross Margin

Second quarter gross margin was 48.8% this year compared with 49.0% last year, primarily reflecting lower gross margins in Lids Sports Group and to a lesser extent in Schuh Group.

SG&A

Selling and administrative expenses for the second quarter this year were 46.7% compared to 47.2% of sales last year. Included in expenses this quarter is $0.6 million, or $0.02 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. A deferred purchase price cash payment of £15 million was paid in June 2014 and a deferred purchase price cash payment of £10 million was paid in June 2015. As we have discussed before, because of the retention feature, U.S. GAAP requires deferred purchase price payments to be expensed as compensation. Last year, expenses in the quarter included $2.2 million, or $0.09 per diluted share, of deferred purchase price. Excluding the deferred purchase price expense from both periods, SG&A as a percent of sales decreased to 46.7% from 46.8% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Also included in last year’s second quarter SG&A expense, but not eliminated from the adjusted expense, is $3.2 million, or $0.11 per diluted share, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement called for a total payment of up to £28 million including payroll taxes to Schuh employees payable in Fiscal 2016 if they achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. The final contingent bonus accrual was made in the fourth quarter of Fiscal 2015 and there will be no P&L expense related to it in the current year. We did pay out the total long-term incentive earned in full during the second quarter this year, given Schuh’s outperformance to expectations since the acquisition.

Asset Impairment and Other Items

The asset impairment and other charge of $1.2 million for the second quarter of Fiscal 2016 included asset impairments of $1.0 million and network intrusion expenses of $0.2 million. Last year’s second quarter asset impairment and other charge of $1.4 million included network intrusion expenses of $0.6 million, asset impairments of $0.4 million and $0.6 million for other legal matters, partially offset by a $0.2 million gain for a lease termination. The asset impairment and other charge and the deferred purchase price expense are collectively referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the second quarter was $12.5 million this year compared with $10.1 million last year. Adjusted for the Excluded Items in both periods, operating income was $14.2 million for the second quarter this year versus $13.7 million last year. Adjusted operating margin was 2.2% of sales in the second quarter this year and last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $0.9 million, compared with $0.8 million for the same period last year.

Exhibit 99.2

Pretax Earnings

Pretax earnings for the quarter were $11.6 million this year and $9.3 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $13.3 million this year compared to $13.0 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 34.4% this year compared to 48.7% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 36.2% this year compared to 38.1% last year. This year’s lower tax rates reflect expectations of increased earnings in lower tax jurisdictions driven by expectations of increased earnings at Schuh due to no contingent bonus accruals and reduced deferred purchase price expense this year versus last year. In addition, the adjusted tax rate in Fiscal 2015 excluded tax related to the Alternative Minimum Tax for prior years in Puerto Rico, which increased the effective tax rate on a GAAP basis in the second quarter last year.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $7.6 million, or $0.32 per diluted share, in the second quarter this year, compared to earnings of $4.8 million, or $0.20 per diluted share, in the second quarter last year. Adjusted for the Excluded Items in both periods, second quarter earnings from continuing operations were $8.5 million, or $0.36 per diluted share this year, compared with $8.0 million, or $0.34 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the second quarter increased 11.5% to $222 million from $199 million last year.

Comparable sales, including both same store and comparable direct sales, increased 8% this year compared to a 2% decrease last year. Same store sales for the quarter increased 6% this year compared to a 3% decrease last year. Comparable direct sales increased 39% compared to 10% last year. Through August 29, 2015, combined comparable sales for August increased 5%; same store sales increased 3%; and e-commerce sales increased 39%.

The Group’s gross margin as a percent of sales decreased 210 basis points due primarily to changes in sales mix, increased shipping and warehouse expense, and increased promotional activity. SG&A expense as a percent of sales decreased 40 basis points, due primarily to positive leverage from positive comparable sales with a decrease in occupancy expense as a percentage of sales.

The Group’s operating income for the second quarter was $5.6 million, or 2.5% of sales, down from $8.5 million, or 4.3% of sales, last year.

Exhibit 99.2

Journeys Group

Journeys Group’s sales for the quarter increased 4.4% to $247 million from $237 million last year.

Combined comparable sales increased 4% this year compared with 5% last year. Same store sales for the Group were up 3%, compared with 5% last year; comparable direct sales increased 21% this year and 31% last year. Through August 29, 2015, combined comparable sales for August increased 6%; same store sales increased 6%; and comparable direct sales increased 21%.

Gross margin for the Journeys Group increased 100 basis points. The increase was primarily due to decreased markdowns and changes in sales mix, slightly offset by increased shipping and warehouse expenses.

The Journeys Group’s SG&A expense increased 20 basis points as a percent of sales for the second quarter, reflecting increased store related expenses, with increases in rent and selling salaries.

The Journeys Group’s operating income for the quarter was $9.2 million, or 3.7% of sales, compared to $6.8 million, or 2.9% of sales, last year.

Schuh Group

Schuh Group’s sales in the second quarter were $103 million, compared to $100 million last year, an increase of 3.4%. Total comparable sales increased 8% compared to 1% last year. Same store sales on a constant dollar basis increased 7% in the quarter compared to a 1% decrease last year; direct sales increased 20% compared to 14% last year. Schuh Group sales increased in the second quarter this year as a result of the increased comparable sales and increased non-comparable sales, despite a $10.5 million decrease in sales resulting from declines in exchange rates in the second quarter this year compared to the same period last year. Through August 29, 2015, total comparable sales for August increased 4%; same store sales increased 3%; and comparable direct sales increased 13%.

Schuh Group’s gross margin was down 30 basis points in the quarter due primarily to changes in sales mix and increased shipping and warehouse expenses. Schuh Group’s adjusted SG&A expense decreased 350 basis points due primarily to not having a contingent bonus accrual in the second quarter this year compared to a $3.2 million accrual for the same period last year.

Schuh Group’s adjusted operating income for the quarter was $5.4 million, or 5.3% of sales compared with $2.0 million, or 2.0% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s second quarter sales increased 10.6%, to $61 million, compared to $55 million in the second quarter last year.

Johnston & Murphy wholesale sales increased 5% for the quarter. Combined comparable sales increased 10% compared to 2% last year. Same store sales increased 8% this year compared to 2% last year; direct sales increased 19% compared to 2% last year. Through August 29, 2015, combined comparable sales for August increased 3%; same store sales increased 1%; and e-commerce and catalog sales increased 16%.

Exhibit 99.2

Johnston & Murphy’s gross margin for the Group increased 10 basis points in the quarter primarily due to changes in sales mix. SG&A expense as a percent of sales decreased 210 basis points, due primarily to decreased advertising and bad debt expenses.

The Group’s operating income was $0.8 million or 1.4% of sales, compared to a loss of ($0.4) million, or (0.8%) of sales last year.

Licensed Brands

Licensed Brands’ sales decreased 9.7% to $22 million in the second quarter this year, compared to $24 million in the second quarter last year. Gross margin was up 100 basis points, due primarily to changes in product mix and decreased promotional activity.

SG&A expense as a percent of sales was up 350 basis points primarily due to start-up costs related to the launch of the Bass Footwear License and increased advertising and compensation expenses as a percentage of sales.

Operating income for the quarter was $1.2 million or 5.3% of sales, compared with $1.9 million, or 7.7% of sales, last year.

Corporate

Corporate expenses were $9.2 million or 1.4% of sales, compared with $6.5 million or 1.0% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.0 million this year compared to $5.0 million last year, primarily due to a reversal of bonus expense in the second quarter last year, exchange loss and increased professional fee and compensation. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the second quarter was $49 million compared with $59 million last year. We ended the quarter with $72 million in U.K. debt, compared with $55 million in U.K. debt last year. There were $41 million in US revolver borrowings for the second quarter this year compared to $21 million for the second quarter last year.

We repurchased 424,284 shares during the second quarter this year for a cost of about $27.5 million at an average price of $64.75. We currently have $33 million remaining in the most recent buyback authorization.

Inventory

Inventories increased 10% in the second quarter on a year-over-year basis. Retail inventory per square foot increased 6%.

Equity

Equity was $996 million at quarter-end, compared with $945 million last year.

Exhibit 99.2

Capital Expenditures and Store Count

For the second quarter, capital expenditures were $22 million and depreciation and amortization was $19 million. During the quarter, we opened 12 new stores and closed 17 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,616 stores compared with 2,579 stores at the end of the second quarter last year, or an increase of 1%. Square footage increased 4% on a year-over-year basis, including the Macy’s locations and 2% excluding them. The store count as of August 1, 2015 included:

Lids stores (including 114 stores in Canada)	927
Lids Locker Room Stores (including 39 stores in Canada)	204
Lids Clubhouse stores	29
Journeys stores (including 35 stores in Canada)	834
Journeys Kidz stores	189
Shï by Journeys stores	46
Underground by Journeys stores	102
Schuh Stores	113
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	172

Total Stores	2,616

Locker Room by Lids in Macy’s stores	184
Total Stores and Macy’s Locations	2,800

Exhibit 99.2

For Fiscal 2016, we are forecasting capital expenditures in the range of $110 to $120 million and depreciation and amortization of about $80 million. Projected square footage growth is expected to be approximately 2% for Fiscal 2016. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected	Projected
	Jan 2015	New	Conversions	Closings	Jan 2016

Journeys Group	1,182	40		(27)	1,195
Journeys stores (U.S.)	799	15		(7)	807
Journeys stores (Canada)	35	5		0	40
Journeys Kidz stores	189	20		(5)	204
Shï by Journeys	49	0		(3)	46
Underground by Journeys	110	0		(12)	98

Johnston & Murphy Group	170	8		(5)	173

Schuh Group	108	18		(3)	123

Lids Sports Group	1,364	26	0	(34)	1,356
Lids hat stores (U.S.)	815	15	1	(12)	819
Lids hat stores (Canada)	117	5	(2)	(3)	117
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	432	6	1	(19)	420
Total Stores	2,824	92	0	(69)	2,847

Comparable Sales Assumptions in Fiscal 2016 Guidance

Our guidance for Fiscal 2016 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

Actual			Guidance
	Q1	Q2	Q3	Q4	FY16
Journeys Group	5%	4%	5 - 6%	4 - 5%	4 - 5%
Lids Sports Group	3%	8%	4 - 5%	3 - 4%	4 - 5%
Schuh Group	4%	8%	2 - 3%	1 - 2%	3 - 4%
Johnston & Murphy Group	3%	10%	2 - 3%	2 - 3%	3 - 4%

Total Genesco	4%	7%	4 - 5%	3 - 4%	4 - 5%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the timing, costs and effectiveness of our initiatives to improve performance in the Lids Sports Group; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of our omnichannel initiatives; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.